FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-03

From:  Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) [mailto:ccitigroup6@bloomberg.net]

Sent:  Thursday, April 14, 2016 1:50 PM

Subject:  CGCMT 2016-GC37 -- Final Pricing Details (Public)

CGCMT 2016-GC37 -- Final Pricing Details (Public)

593.122mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners:  Citigroup Global Markets Inc. and Goldman, Sachs & Co.

Co-Manager:  Academy Securities, Inc.

Class	Moody’s/Fitch/KBRA	Size($mm)	WAL(yr)	Spread	Coupon	Yield	$Px
A-1	Aaa(sf)/AAAsf/AAA(sf)	21.993	2.73	S+67	1.635	1.626	99.99794
A-2	Aaa(sf)/AAAsf/AAA(sf)	19.474	4.76	S+85	2.022	2.020	99.99668
A-3	Aaa(sf)/AAAsf/AAA(sf)	175.000	9.61	S+132	3.050	2.940	100.99583
A-4	Aaa(sf)/AAAsf/AAA(sf)	227.379	9.71	S+134	3.314	2.967	102.99832
A-AB	Aaa(sf)/AAAsf/AAA(sf)	42.462	7.24	S+122	3.098	2.645	102.99574
A-S	Aa3(sf)/AAAsf/AAA(sf)	39.947	9.71	S+160	3.576	3.227	102.99825
B	NR/AA-sf/AA-(sf)	33.868	9.79	S+225	4.233	3.883	102.99855
C	NR/A-sf/A-(sf)	32.999	9.79	S+375	4.923	5.383	97.33058

Anticipated Timing

Anticipated Closing:   Tuesday, April 26th

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Goldman, Sachs & Co., Academy Securities, Inc., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

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